[*] indicates that a confidential portion of this Agreement has been omitted and filed separately with the Securities and Exchange Commission.

                                LICENSE AGREEMENT

     This License Agreement (this "Agreement") is made and effective as of this 25th day of June 1999 (hereinafter referred to as the "Effective Date"), by and among XOMA Ireland Limited, a company with limited liability organized and existing under the laws of Ireland, having a place of business at 1 Earlsfort Centre, Hatch Street, Dublin 2, Ireland ("XOMA"), and Allergan Sales, Inc., a California corporation, having a place of business at 2525 Dupont Drive, Irvine, California 92612, United States ("ALLERGAN").

                                WITNESSETH THAT:

     WHEREAS, XOMA owns "XOMA Know-How" (as hereinafter defined) and "Patent Rights" (as hereinafter defined) relating to Compound (as hereinafter defined) and/or ophthalmic pharmaceutical compositions containing Compound; and

     WHEREAS, ALLERGAN desires to develop one or more anti-infective, ophthalmic pharmaceutical compositions containing Compound; and

     WHEREAS, ALLERGAN is engaged in the business of, and has the facilities for, developing, registering, manufacturing and marketing ophthalmic pharmaceutical products in the "Territory" (as hereinafter defined); and

     WHEREAS, ALLERGAN desires to obtain from XOMA and XOMA is willing to grant to ALLERGAN an exclusive license for the Field (as hereinafter defined) in the Territory relating to the XOMA Know-How and Patent Rights in respect of the Products (as hereinafter defined),

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and considerations set forth herein, the parties hereto mutually agree as follows:

                            ARTICLE I - DEFINITIONS:

     The following terms shall have the meanings set forth in this Article I:

     1.1 "Affiliate" of a particular party shall mean all corporations or business entities which, directly or indirectly, are controlled by, control, or are under common control with such party. For this purpose, the meaning of the word "control" shall mean the ownership of fifty percent (50%) or more of the voting shares or interest of such corporation or business entity, or any corporation or business entity in which the party seeking to demonstrate Affiliate status can demonstrate, even though the extent of ownership of such shares or interest in such corporation or business entity is less than (50%), that the operation and management of such corporation or business entity is carried out in conformity with the particular party's standing policy; such corporation or business entity to be deemed an Affiliate only so long as such ownership of voting shares or interest or adherence to such standing policy continues.

     1.2 "ALLERGAN Information" shall mean all information developed or acquired by or on behalf of or under the control of ALLERGAN or an ALLERGAN Affiliate subsequent to the Effective Date, including pharmaceutical chemistry, analytical chemistry and biochemistry reports, clinical trials reports, drug adverse effects, pre-clinical reports, including toxicology, and summaries of regulatory activities of ALLERGAN, relating to the Compound and/or Products which ALLERGAN has access to and is free to disclose without restriction or compensation to any Third Party.

     1.3 "Antibacterial Agent" shall mean any chemical substance produced by a microorganism or a synthetic substance (but excluding Compound and [*]) that has the capacity to inhibit the growth of or to kill bacteria.

     1.4 "Compound" shall mean any recombinant human bactericidal/permeability increasing protein (BPI) that is: [*].

     1.5 "Field" shall mean the mitigation, treatment or prevention of ophthalmic bacterial infection in humans and other mammals.

     1.6 [*]

     1.7 "Major Market Country" shall mean one of the following countries:
France, Germany, Italy, Japan, Spain, United Kingdom or the United States.

     1.8 "NYU License" shall mean that certain Amended and Restated License Agreement between New York University ("NYU") and XOMA Corporation dated September 1, 1993, which has been assigned to XOMA.

     1.9 "Net Sales" shall mean the amount invoiced by ALLERGAN, its Affiliates or sublicensees to Third Parties for the sale of Products less (i) cash discounts and/or quantity discounts allowed; credits and allowances for returns, rejections and recalls; (ii) charges for freight, insurance and transportation specifically included in the amount invoiced; (iii) trade discounts, credits or allowances; (iv) sales and use taxes, duties or other government tariffs and similar taxes incurred and government mandated rebates; and (v) accruals for estimated contract rebates, bid rebates, Medicaid rebates and any other similar rebates as ALLERGAN may be required to pay from time to time, all of which shall be determined in accordance with GAAP and ALLERGAN's standard accounting methods. From time to time, but not less often than annually, ALLERGAN will determine the actual amount of rebates paid under clause (v) above and any differences between the estimates accrued under (v) above and the actual amounts paid will be treated as adjustments to Net Sales subject to royalty in the period in which such differences are determined by ALLERGAN.

     1.10 "Patent Rights" shall mean the patents and patent applications included in Exhibit B attached hereto and made a part hereof, and all patents and patent applications, foreign or domestic, filed by or issued, licensed or assigned to XOMA during the term of this Agreement in the Territory, together with any and all patents that may issue or may have issued therefrom, including any and all divisions, continuations, continuations-in-part, extensions, provisionals, additions or reissues of or to any of the aforesaid patents and patent applications, but only insofar as any of the foregoing relate to Compound or the Products, or the manufacture, use or sale of them, in the Field.

     1.11 "`Products" shall mean pharmaceutical compositions containing a combination of Compound and an Antibacterial Agent for administration in the Field.

     1.12 "Territory" shall mean the world.

     1.13 "Third Party"' shall mean any party other than XOMA, XOMA's Affiliates, ALLERGAN, or ALLERGAN's Affiliates.

     1.14 "Third Party Licenses"' shall mean any and all licenses possessed by XOMA and its Affiliates pertaining to the Patent Rights and the XOMA Know-How that relate to the manufacture, use or sale of Products in the Field.

     1.15 "Valid Claim" shall mean a claim of an unexpired patent included within the Patent Rights, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction and which has not been admitted to be invalid or unenforceable through reexamination, reissue or disclaimer or otherwise.

     1.16 "XOMA Know-How" shall mean all scientific and medical information and technical data invented, developed or acquired by or on behalf of or under the control of XOMA as of the Effective Date or during the term of this Agreement relating to the manufacture, use or sale of Compound and relevant for the development, manufacturing, registration, marketing and/or sale of Products in the Field, including, but not limited to, pre-clinical, pharmacological, toxicological, analytical, stability and clinical data, Compound specifications, the open part of Drug Master Files and health registration dossiers in the Territory, and shall further include all Third Party data which XOMA has access to and is free to disclose without restriction or additional compensation to such Third Party.

                  ARTICLE II - REPRESENTATIONS AND WARRANTIES:

     2.1 Intellectual Property. XOMA represents and warrants that it is the sole and exclusive owner or exclusive licensee of all right, title and interest in and to the XOMA Know-How and the Patent Rights, and that it has the right to license the same to ALLERGAN in the Field under this Agreement without conflict with the rights of any Third Party. XOMA further represents and warrants that to the best of its knowledge, as of the Effective Date, the XOMA Know-How and the Patent Rights are free of any encumbrances, liens, licenses, judgments and/or security interests that would affect Compound or its use in the Field, and that all patents and patent applications included in the Patent Rights are valid and in full force and effect as of the date hereof and that none of the Patent Rights are the current subject of any interference or opposition proceeding. [*].

     2.2 Adverse Information. As of the Effective Date, XOMA represents and warrants that it knows of no adverse effects or other properties that may raise objections from the Food & Drug Administration (FDA) or other health registration authorities or may affect the use, effectiveness or merchantability as to Compound.

     2.3 Third Party Licenses. XOMA represents and warrants that the only Third Party License for Patent Rights or XOMA Know-How as of the Effective Date is the NYU License, and that an accurate copy of such Third Party License has been provided to ALLERGAN. As of the Effective Date, such Third Party License is in full force and effect and neither XOMA, or to

XOMA's knowledge, NYU is in breach thereof. Such Third Party License is exclusive to XOMA as is necessary to provide ALLERGAN the exclusive licenses provided herein and, pursuant to the terms thereof, NYU does not have the right to grant licenses in the Field of patents or technology contained in the Patent Rights and the XOMA Know-How.

     2.4 XOMA Authority. XOMA represents and warrants that it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and the provisions hereof constitute valid and legally binding obligations upon XOMA, and do not require the consent, approval or authorization of any person, public or governmental authority or other entity except as specified herein.

     2.5 XOMA Litigation. XOMA represents and warrants that as of the Effective Date there is no pending, or to its knowledge threatened, litigation that would or might adversely affect its right and ability to perform its obligations under this Agreement.

     2.6 ALLERGAN Authority. ALLERGAN represents and warrants that it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and the provisions hereof constitute valid and legally binding obligations upon ALLERGAN, and do not require the consent, approval or authorization of any person, public or governmental authority or other entity except as specified herein.

     2.7 ALLERGAN Litigation. ALLERGAN represents and warrants that as of the Effective Date there is no pending, or to its knowledge threatened, litigation that would or might adversely affect its right and ability to perform its obligations under this Agreement.

                          ARTICLE III - LICENSE GRANT:

     XOMA hereby grants to ALLERGAN and its Affiliates an exclusive license (with the right to grant sublicenses) to manufacture, have made, use and sell Products in the Territory, using the XOMA Know-How and under the Patent Rights. The foregoing license rights are subject and subordinate to the terms and conditions of the NYU License, including without limitation, Sections 15, 16 and 17 thereof. Notwithstanding the first sentence of this paragraph, XOMA retains all rights to the Compound, XOMA Know-How, and Patent Rights for (i) manufacture, use or sale of products outside the Field, (ii) manufacture, use or sale of products other than Products inside the Field and (iii) license or assignment to an Affiliate of XOMA in connection with any other agreement with ALLERGAN for Compound.

                             ARTICLE IV - ROYALTIES:

     ALLERGAN shall pay to XOMA royalties equal to [*] of the Net Sales of the Products sold by ALLERGAN, its Affiliates and sublicensees, the manufacture, use or sale of which, absent this Agreement, would constitute an infringement of a Valid Claim of the Patent Rights. Such royalty rate shall be subject to adjustment pursuant to Sections 11.2, 11.3 and 11.5. ALLERGAN shall pay to XOMA royalties at a percentage rate [*] of those set forth in the foregoing sentence for Net Sales in any country in which the manufacture, use or sale of the Product giving rise to such Net Sales would not constitute infringement of a Valid Claim.

                        ARTICLE V - PAYMENT OF ROYALTIES:

     5.1 Sales. A Product shall be determined to have been sold when invoiced; provided, however, that transfers of Products between ALLERGAN and its Affiliates or sublicensees, shall not be deemed to have been sold until it shall have been sold to a purchaser independent of ALLERGAN and its Affiliates or sublicensees in a bona fide, arm's length transaction between unrelated parties. Royalties shall accrue hereunder only once in respect of the same unit of Product.

     5.2 Payment. Royalties accruing hereunder shall be reported by Product and by country of sale, and shall be due and payable on the sixtieth (60th) day following the close of each calendar quarter, payable in U.S. dollars. When the currency of sale is not in U.S. dollars, the U.S. dollar equivalent will be calculated using the same exchange rate(s) that ALLERGAN uses for its own U.S. dollar financial statement reporting purposes prepared in accordance with GAAP. ALLERGAN will report to XOMA the exchange rates used for conversion.

     5.3 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments to XOMA hereunder shall be borne by XOMA and deducted by ALLERGAN from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of XOMA. ALLERGAN agrees to cooperate with XOMA to make reasonable efforts to minimize any such taxes recognizing the respective interests of the parties. In the event XOMA claims exemption from such withholding under any double taxation or other similar treaty or agreement from time to time in force, and provides ALLERGAN with appropriate documentation of such exemption, ALLERGAN shall not withhold any such taxes. In the event of any withholding under this Section 5.3, ALLERGAN shall provide receipts of payment of such withheld tax or other documents reasonably available to ALLERGAN.

     5.4 Full Payment. Upon the later of the expiration of all Patent Rights in a country or [*] years after the first sale of a Product in a country in which no Patent Rights then exist, and upon payment of all applicable royalties, fees and milestones due pursuant to this Agreement, and assuming that this Agreement is not otherwise earlier terminated by either party hereto, ALLERGAN's license hereunder shall be paid-up, perpetual and irrevocable for such country. For purposes of this Section 5.4, all of the countries of the European Patent Convention as listed on Exhibit C shall be considered as a single country and such expiration shall be determined by the expiration of the last Patent Right in such countries.

                          ARTICLE VI - ROYALTY REPORTS:

     6.1 Records. ALLERGAN shall maintain and keep for a period of at least three (3) years complete and accurate records in sufficient detail to enable any royalties which shall have accrued hereunder to be determined.

     6.2 Audits. Upon the request of XOMA, but not exceeding once in any one (1) year period, ALLERGAN shall permit an independent certified accountant, selected by XOMA and acceptable to ALLERGAN which acceptance shall not be unreasonably withheld, to have access to such records of ALLERGAN as may be necessary to verify the accuracy of the royalty reports and payments submitted to XOMA hereunder. Said independent certified accountant shall verify to XOMA the amount of royalty due hereunder and sales by country and Product, and disclose no other information revealed in its audit. Any such audit of records shall be at XOMA's expense; provided that in the event such examination discloses a variance of more than five percent (5%) between the amount of royalties due and the amount of royalties paid to XOMA, ALLERGAN shall pay the expense of such audit. Any deficiency shall be paid promptly to XOMA, plus interest at the commercial prime lending rate of the Bank of America from the date such payment was originally due until the date paid.

                       ARTICLE VII - FEES AND MILESTONES:

     7.1 Initial License Fee. In consideration for the license granted to ALLERGAN hereunder, ALLERGAN shall pay to XOMA as an initial license fee [*] Dollars ($[*]) promptly upon the execution of this Agreement.

     7.2 Milestones. As additional consideration for the license granted to ALLERGAN hereunder, ALLERGAN shall pay to XOMA the following amounts upon achievement (prior to the expiration or termination of this Agreement) of each of the applicable milestones:

     [*]

     7.3 Single Payment. Each of the foregoing milestone payments shall be payable one time only, even if such milestones are subsequently again met for another Product or variation of a Product.

     7.4 Payment of Milestones. ALLERGAN shall promptly and, in any case, within ten (10) days, notify XOMA in writing of the occurrence of the milestones set forth above. Within fifteen (15) business days after the date of such notice, ALLERGAN shall pay to XOMA by check, wire transfer or other means acceptable to XOMA, the milestone payments set forth above.

                           ARTICLE VIII - DEVELOPMENT:

     ALLERGAN shall be responsible for the development of Products at its sole cost. ALLERGAN shall exclusively own all rights to, and bear the cost and expense of, any submissions required to obtain pre-marketing government approvals or any other approvals necessary to commercialize the Products in each country of the Territory. ALLERGAN shall use reasonable efforts to develop, register, manufacture, market, and sell the Products. Attached as Exhibit D is ALLERGAN's preliminary research and development plan. Such plan may be changed in such manner as ALLERGAN reasonably finds necessary in light of scientific, technical, regulatory and commercial factors. The parties agree to meet approximately every six to nine months, and in no event less than one time per calendar year, to review the progress of development with attendance, in person or by video or telephone conference, of appropriate personnel.

                            ARTICLE IX - TERMINATION:

     9.1 Term. This Agreement, unless sooner terminated as elsewhere provided in this Agreement, shall continue in full force and effect for the time commencing with the Effective Date and continuing (a) with regard to the patent licenses granted herein, until expiration of the last to expire patent (including any modification, extension or reissue thereof) within the applicable Patent Rights, and (b) with regard to the license granted to use the XOMA Know-How herein, for the term of the royalty-bearing years specified in Section 5.4, subject to the perpetual, irrevocable license set forth in such Section.

     9.2 Termination of NYU License. This Agreement, to the extent it includes a sublicense of rights under the NYU License, shall terminate upon the termination of XOMA's rights under the NYU License; provided, that upon such termination, ALLERGAN shall have the right to enter into a licensing agreement with NYU upon the same terms and conditions as in the NYU License.

     9.3 Breach. Upon the failure of either party hereto to comply with any of their respective obligations and conditions contained herein, the other party shall be entitled, without prejudice to any other rights conferred on it herein, to terminate this Agreement upon not less than ninety (90) days notice of such default, provided that the party in default has failed to cure such default within such ninety (90) day period.

     9.4 ALLERGAN Right to Terminate. ALLERGAN shall have the right to terminate this Agreement in its entirety or with regards to any licenses granted herein as to any Product in any country or countries of the Territory at any time upon three (3) months prior written notice to XOMA. For purposes of this Section 9.4, all of the countries of the European Patent Convention, as listed on Exhibit C, shall be considered as a single country and such termination shall apply to all such countries. In the event ALLERGAN terminates this Agreement pursuant to this
Section 9.4, XOMA shall be entitled to use the ALLERGAN Information for purposes outside the Field in the country or countries in which the termination is effective for no additional consideration. In addition, in such event, XOMA may elect to enter into a license agreement with ALLERGAN to utilize the ALLERGAN Information in the Field in the country or countries in which the termination is effective in exchange for a royalty of [*] of net sales of products in the Field. Such license shall contain terms consistent with the terms of the license grant to ALLERGAN and the royalty payment and report provisions herein.

     9.5 XOMA Right to Terminate. XOMA shall have the right to terminate this Agreement if [*].

     9.6 [*]

     9.7 Sale of Inventory. In the event of any early termination of any licenses granted herein in any country or countries of the Territory, ALLERGAN shall promptly make an accounting to XOMA of the inventory of all Products which it and its Affiliates and sublicensees and their respective agents and distributors have on hand in such country or countries, if any, as of the date of such termination and said parties shall thereafter have the right for a period of six (6) months after said termination to sell such inventory of Products provided that the Net Sales thereof shall be subject to the royalty provisions of Article IV and so payable to XOMA.

     9.8 Effect of Termination. Termination of this Agreement, either in whole or in part, for any reason, shall be without prejudice to:

     (1) XOMA's right to receive all royalties fees and/or milestones accrued to it and unpaid on the effective date of such termination or thereafter in accordance with Articles IV, V, VII, and Sections 9.5 and 9.6 of this Article IX;

     (2) the rights and obligations of the parties provided in Articles VI, X and XV of this Agreement; and

     (3) any other rights or remedies then or thereafter available to either party under this Agreement or otherwise.

     9.9 Waiver of Defaults. The rights granted either party to terminate this Agreement, either in whole or in part, prior to the expiration of its term, shall not be affected in any way by that party's waiver of or failure to take action with respect to any previous default hereunder.

                 ARTICLE X - INFORMATION TRANSFER; COOPERATION:

     10.1 Information Transfer. Promptly following execution of this Agreement, XOMA shall provide to ALLERGAN copies of and/or access to all then existing XOMA Know-How and, throughout the term of this Agreement, shall continue to furnish ALLERGAN with copies of any subsequently developed XOMA Know-How which may be useful for the development, registration, manufacturing, marketing, or sale of Products in the Field. XOMA shall also grant ALLERGAN the right to reference any regulatory files, including Drug Master Files that are a part of XOMA Know-How in any country in the Territory to enable ALLERGAN to obtain pre-marketing approval to commercialize the Products in such country.

     10.2 ALLERGAN Information. ALLERGAN on an annual basis throughout the term of this Agreement, shall provide to XOMA copies of all ALLERGAN Information. Without limiting XOMA's rights under Section 9.4, XOMA shall have the right to use only that ALLERGAN Information related to the safety of the Product and only to the extent that such use is limited to and required for safety reporting to regulatory authorities, and for no other purpose.

     10.3 Confidentiality. All XOMA Know-How or ALLERGAN Information provided by either party (hereinafter "Disclosing Party") to the other party (hereinafter the "Receiving Party"), hereunder, shall be used by the Receiving Party only in accordance with this Agreement and shall be kept confidential, whether so designated or not, by the Disclosing Party for the term of this Agreement and for a period of ten (10) years thereafter, except that the obligations of the Receiving Party set forth in this Section 10.3 shall not extend to any information, data and material which:

     (1) Can be shown, by written records, to have been already known by the Receiving Party at the time of its receipt by the Receiving Party from the Disclosing Party; or

     (2) Is public knowledge at the time of its receipt by the Receiving Party from the Disclosing Party or subsequent thereto becomes public knowledge through no fault of the Receiving Party; or

     (3) Is received by the Receiving Party from a Third Party having a legal right to disclose such information and data to others; or

     (4) Is independently developed by the Receiving Party without access to the Disclosing Party Know-How.

     Further, the obligations contained herein shall not restrict, limit or prevent the Receiving Party from disclosing information as required by law or as can be shown to be necessary to gain government registration or approval to market the Product in the Territory, provided that the

Receiving Party uses its commercially reasonable efforts to limit such disclosure to the extent that the Receiving Party may legally do so.

     10.4 Patent Information. XOMA shall provide to ALLERGAN a copy of each patent and patent application within the Patent Rights.

                            ARTICLE XI- INFRINGEMENT:

     11.1 Infringement Claims of Third Parties. XOMA and ALLERGAN shall each give to the other prompt written notice of any claim or action made against either of them alleging that the manufacture, use or sale of any Product in any country(ies) of the Territory infringe the rights of a Third Party. XOMA and ALLERGAN agree to cooperate and collaborate with each other in undertaking a full investigation of the situation and in taking such action as they shall agree is appropriate in the circumstances.

     11.2 Expenses of Defense. In the event that any legal action is commenced against ALLERGAN for, or based upon an alleged patent infringement relating to the manufacture, use or sale of Compound, any costs, including outside legal fees, and court awarded damages actually paid by ALLERGAN in connection with such action shall be creditable against royalties due XOMA hereunder in such country or countries; provided, however, that XOMA's liability to ALLERGAN under this Section 11.2 shall not exceed [*] of the total amount of royalties due XOMA hereunder in such country or countries, during the period subsequent to the commencement of such action.

     11.3 [*]

     11.4 Credits. Any amounts that ALLERGAN is entitled to credit against royalties under this Article XI shall be carried forward until all such amounts are credited.

     11.5 Infringement by Third Parties. XOMA and ALLERGAN shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Patent Rights of which they become aware that would affect the Compound or its use in the Field. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. XOMA shall have the first right to bring and control any action or proceeding with respect to infringement at its own expense and by counsel of its own choice, and ALLERGAN shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If XOMA fails to bring an action or proceeding within: (i) one hundred and twenty (120) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, and if [*], ALLERGAN shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 11.5 in a manner that diminishes the rights or interests of the other party without the consent of such other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of ALLERGAN and XOMA, shall belong to the party who brought the action. In the event that any such legal action is commenced by ALLERGAN, any costs, including outside legal fees, actually paid by ALLERGAN in connection with such action shall be creditable against royalties due XOMA hereunder in such country or countries or reimbursed by XOMA; provided, however, that XOMA's liability to ALLERGAN under this Section 11.5 shall not exceed [*] of the total amount of royalties due XOMA hereunder, during the period subsequent to the commencement of such action.

     11.6 Oppositions and Appeals. ALLERGAN hereby agrees not to enter into any non-U.S. opposition to or any non-U.S. appeal from any decision on the Patent Rights and shall not assist or otherwise cooperate with any other party in any such opposition or appeal.

                   ARTICLE XII - MAINTENANCE OF PATENT RIGHTS:

     XOMA covenants that it will take all necessary steps to prevent the abandonment of any patent or patent application included in the Patent Rights and that during the term of the Agreement it will cooperate fully with ALLERGAN to prevent the abandonment of any patent or patent application included in the Patent Rights. XOMA covenants that it shall maintain all Third Party Licenses in full force and effect during the term of this Agreement as is necessary to provide Allergan the rights initially granted and to be granted hereunder. XOMA shall be solely responsible for and bear the cost of the prosecution and maintenance of the Patent Rights. In the event XOMA determines not to file, prosecute or maintain any patent included in the Patent Rights or covering any XOMA Know-How, in any country or countries, XOMA shall notify ALLERGAN of such determination at least ninety (90) days prior to any applicable deadline. In such event, ALLERGAN may elect to file, prosecute or maintain any such patent in such jurisdiction at its own expense, and XOMA shall provide reasonable assistance. ALLERGAN shall have an exclusive, perpetual, fully-paid up license for all uses in the Field for any such patents and patent applications, prosecuted or maintained at ALLERGAN's expense

               ARTICLE XIII - TRANSFER OF RIGHTS AND OBLIGATIONS:

     This Agreement, in whole or in part, shall not be assignable by either party hereto to any Third Party without the prior written consent of the other party hereto, except that either party may assign this Agreement to an Affiliate or the successor or assignee of that portion of its business to which this Agreement relates. In any event, ALLERGAN may assign this Agreement to Allergan Specialty Therapeutics, Inc., a special purpose corporation of which ALLERGAN owns 100% of the outstanding Class B Common Stock. It is expressly understood and agreed by the parties hereto that the assignor of any rights hereunder shall remain bound by its duties and liable for its obligations hereunder. Any assignment or attempt at same, except as provided for herein, shall be void and of no effect.

                         ARTICLE XIV - INDEMNIFICATION:

     14.1 Indemnification by ALLERGAN. ALLERGAN agrees to defend, indemnify and hold harmless XOMA, its agents and employees, against claims for loss, liability, damage and costs for personal injury or recall attributable to the development, manufacture, marketing use or sale of any Product by ALLERGAN or its sublicensees or Affiliates.

     14.2 Indemnification by XOMA. XOMA agrees to defend, indemnify and hold harmless ALLERGAN, its agents and employees, against claims for loss, liability, damage and costs for personal injury or recall (i) attributable to the manufacture of the Compound by XOMA or its sublicensees or Affiliates, and/or
(ii) resulting from the failure of such Compound to conform to the warranties set forth herein.

     14.3 Procedure. As to any claim or lawsuit with respect to which either party seeks indemnification hereunder, that party shall provide prompt notice thereof to the other party and the other party shall have the right to control the defense of said lawsuit, including the selection of attorneys, and any settlement thereof, provided that no settlement which impairs the rights of an indemnified party shall be made without its prior written consent, which consent shall not be unreasonably withheld.

                               ARTICLE XV- GENERAL

     15.1 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgement of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party's written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement of press release relating to the existence of this Agreement in the form attached as Exhibit F, so that such initial announcement or press release by each is made contemporaneously.

     15.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party to the other shall be in writing, sent by hand or by registered or express mail or courier, postage prepaid, addressed to such other party "Attention: General Counsel" in the case of ALLERGAN and to the Secretary in the case of XOMA, at its address indicated at the beginning of this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

     15.3 Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of laws rules, and in connection with any dispute hereunder, the parties consent to exclusive jurisdiction and venue in the state and federal courts in the State of California.

     15.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15.5 Headings. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     15.6 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes any previous agreements and may be altered or amended only by a written instrument duly executed by both parties hereto.

     15.7 Force Majeure. No party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provide that the party claiming excuse uses its best efforts to overcome the same.

     15.8 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     15.9 Disclaimer of Agency. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

     15.10 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of any party.

     15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     WITNESS WHEREOF, the parties here executed this Agreement this 25th day of June, 1999.


XOMA Ireland Limited                                  ALLERGAN SALES, INC.

/s/                                                   By: /s/
---------------------------------------------             ---------------------
Alan Kane, Director,                                  Name:
duly authorized and on behalf of XOMA Ireland         Title:
Limited in the presence of:

Witness:

/s/
--------------------------------------

         Exhibit A - [*]

         Exhibit B - Patent Rights

         Exhibit C - Countries of the European Patent Convention

         Exhibit D - ALLERGAN's Preliminary Research and Development Plan

         Exhibit E - [*]

         Exhibit F - Form of Press Release

                                    EXHIBIT A

                                       [*]

                                    Exhibit B

                                  Patent Rights



1)  Title:      Stable Bactericidal/Permeability-Increasing Protein Products and
                Pharmaceutical Compositions Containing the Same
    Inventors:  Theofan, Horwitz, Burke, Baltaian, Grinna
--------------------------------------------------------------------------------

[*] PCT/US94/01235 [WO 94/18323] [*].

Country                       Serial No.                  Status/Patent No.

United States                 08/013,801                  Issued 5,420,019
United States                 08/361,191                  [*]
United States                 08/430,417                  Issued 5,674,834
United States                 08/466,822                  Issued 5,827,816
[*]
Australia                     61702/94                    Issued 693089
Canada                        2,155,004                   [*]
China                         94191672.3                  [*]
Europe                        94908704.3                  [*]
Hong Kong                     98115811.8                  [*]
Finland                       933,658                     [*]
Japan                         6-518210                    [*]
South Korea                   703197/95                   [*]
Mexico                        941544                      [*]
Norway                        953033                      [*]
New Zealand                   262284                      Granted 262284
South Africa                  94/0703                     Granted 94/0703

2) Title:      Pharmaceutical Compositions Containing Bactericidal Permeability
               Increasing Protein and a Surfactant
   Inventors:  McGregor, Stubstad, Chang
--------------------------------------------------------------------------------

[*] PCT/US94/01239 [WO 94/17819] [*].

Country                    Serial No.                   Status/Patent No.

United States              08/012,360                   [*]
United States              08/190,869                   Issued 5,488,034
United States              08/472,995                   Issued 5,696,090
[*]
Australia                  61330/94                     Granted 695125
Canada                     2,155,005                    Granted 2,155,005
China                      94191355.4                   [*]
Europe                     94907963.6                   [*]
Hong Kong                  98115456.8                   [*]
Japan                      6-518213                     [*]
Mexico                     942023                       [*]
South Africa               94/1531                      Granted 94/1531


3) Title:     Improved Therapeutic Compositions Comprising Bactericidal/
              Permeability-Increasing (BPI) Protein Products
   Inventors: Lambert
--------------------------------------------------------------------------------

[*] PCT/US96/01095 [WO 96/21436] [*].

Country                       Serial No.                 Status/Patent No.

United States                 08/372,104                 [*]
[*]
Australia                     47705/96                   [*]
Canada                        2,210,390                  [*]
Europe                        96903710.0                 [*]
Hong Kong                     99100251.6                 [*]
Japan                         8-521883                   [*]

4)  Title:    Improved Methods for the Preparation of Endotoxin-Binding Proteins
    Inventors: Grinna
--------------------------------------------------------------------------------

[*] PCT/US93/04752 [WO 93/23540] [*].

Country                           Serial No.        Status/Patent No.

United States                     07/885,501        [*]
United States                     08/072,063        Issued 5,439,807
Australia                         43820/93          Granted 669723
Canada                            2,136,208         [*]
China                             93109452.6        [*]
Europe                            93913992.9        Granted 0642579
   Austria                        93913992.9        Granted EP/0642579
   Belgium                        93913992.9        Granted EP/0642579
   Denmark                        93913992.9        Granted EP/0642579
   France                         93913992.9        Granted EP/0642579
   Germany                        93913992.9        Granted EP/0642579
   Great Britain                  93913992.9        Granted EP/0642579
   Greece                         93913992.9        Granted EP/0642579
   Ireland                        93913992.9        Granted EP/0642579
   Italy                          93913992.9        Granted EP/0642579
   Luxembourg                     93913992.9        Granted EP/0642579
   Monaco                         93913992.9        Granted EP/0642579
   Netherlands                    93913992.9        Granted EP/0642579
   Portugal                       93913992.9        Granted EP/0642579
   Spain                          93913992.9        Granted EP/0642579
   Sweden                         93913992.9        Granted EP/0642579
   Switzerland                    93913992.9        Granted EP/0642579
Hong Kong                         98115464.8        [*]
Japan                             6-503617          [*]
Mexico                            933651            [*]
South Africa                      93/4093           Granted 93/4093

5) Title:     Method of Treating Gram-Negative Bacterial Infection By
              Administration of  Bactericidal/Permeability-Increasing (BPI)
              Protein Product and Antibiotic
   Inventors: Cohen, Kung, Lambert, Little
--------------------------------------------------------------------------------

[*] PCT/US94/11225 [WO 95/08344] [*].

Country                     Serial No.               Status/Patent No.

United States               08/125,651               [*]
United States               08/273,401               [*]
United States               08/311,611               Issued 5,523,288
[*]
Australia                   80740/94                 Granted 695814
Canada                      2,172,245                [*]
Europe                      94931793.7               [*]
Hong Kong                   98115454.0               [*]
Japan                       7-509977                 [*]
Mexico                      947310                   [*]
New Zealand                 275205                   Granted 275205
South Africa                94/7394                  Granted 94/7394


6) Title:     Anti-Gram-Positive Bacterial Methods and Materials
   Inventors: Horwitz, Lambert, Little
--------------------------------------------------------------------------------

[*] PCT/US95/00656 [WO 95/19180] [*].

Country                       Serial No.             Status/Patent No.

United States                 08/274,299             [*]
United States                 08/372,783             Issued 5,578,572
[*]
United States                 08/758,116             Granted 5,783,561
[*]
Australia                     16822/95               [*]
Canada                        2,181,164              [*]
Europe                        95908545.7             [*]
Hong Kong                     98115461.1             [*]
Japan                         7-519190               [*]
South Africa                  95/0249                Granted 95/0249

7) Title:     Anti-Chlamydial Methods and Materials

   Inventors: Lambert
--------------------------------------------------------------------------------

[*] PCT/US97/13810 [WO 98/06415] [*].

Country                       Serial No.             Status/Patent No.

United States                 08/694,843             Issued 5,888,973
[*]
Australia                     39094/97               [*]
Canada                        2,263,181              [*]
China                         97198452.2             [*]
Europe                        97936420.5             [*]
Japan                         10-509836              [*]
Mexico                        991366                 [*]
New Zealand                   334041                 [*]



8)  Title:     Treatment of Mycobacterial Diseases by Administration of
               Bactericidal/Permeability-Increasing Protein Products
    Inventors: Lambert
--------------------------------------------------------------------------------

[*] PCT/US94/02463 [WO 94/20129] [*].

Country                         Serial No.              Status/Patent No.

United States                   08/031,145              [*]
[*]
Canada                          2,157,925               [*]
Hong Kong                       98111614.6              [*]
Europe                          94910876.5              Granted 0690721
   Austria                      94910876.5              Granted EP/0690721
   Belgium                      94910876.5              Granted EP/0690721
   Denmark                      94910876.5              Granted EP/0690721
   France                       94910876.5              Granted EP/0690721
   Germany                      94910876.5              Granted EP/0690721
   Great Britain                94910876.5              Granted EP/0690721
   Greece                       94910876.5              Granted EP/0690721
   Ireland                      94910876.5              Granted EP/0690721
   Italy                        94910876.5              Granted EP/0690721
   Luxembourg                   94910876.5              Granted EP/0690721
   Monaco                       94910876.5              Granted EP/0690721

   Netherlands                  94910876.5              Granted EP/0690721
   Portugal                     94910876.5              Granted EP/0690721
   Spain                        94910876.5              Granted EP/0690721
   Sweden                       94910876.5              Granted EP/0690721
   Switzerland                  94910876.5              Granted EP/0690721
Mexico                          941808                  [*]
South Africa                    94/1772                 Granted 94/1772


9)  Title:     Bactericidal Permeability Increasing Protein (BPI) For Treating
               Conditions Associated with Corneal Injury
    Inventors: Scannon
--------------------------------------------------------------------------------

[*] PCT/US96/18632 [WO 97/17990] [*].

Country                         Serial No.               Status/Patent No.
United States                   08/557,289               [*]
[*]
Australia                       10215/97                 [*]
Canada                          2,235,626                [*]
Europe                          96940562.0               [*]
Hong Kong                       99100828.0               [*]
Japan                           9-519166                 [*]


10)  Title:     Bactericidal/Permeability-Increasing Protein (BPI) For Treating
                Conditions Associated with Corneal
                Transplantation
     Inventors: Scannon
-------------------------------------------------------------------------------

[*] PCT/US96/18416 [WO 97/17989] [*].

Country                   Serial No.                 Status/Patent No.

United States             08/557,287                 Issued 5,686,414
Australia                 77361/96                   [*]
Canada                    2,235,625                  [*]
Europe                    96940496.1                 [*]
Hong Kong                 99100829.9                 [*]
Japan                     9-519125                   [*]

11)                       [*]


12)  Title:     Biologically Active Bactericidal/Permeability-Increasing Protein
                Fragments
     Inventors: Elsbach, Weiss (New York University)
--------------------------------------------------------------------------------

[*] PCT/US88/02700 [WO 89/01486] [*].

Country                        Serial No.               Status/Patent No.

United States                  07/084,355               [*]
United States                  07/228,035               [*]
United States                  07/762,730               [*]
United States                  07/805,031               Issued 5,198,541
United States                  08/007,837               Issued 5,641,874
[*]
Canada                         574,398                  [*]
Europe                         88907884.6               Granted 0375724
   Austria                     88907884.6               Granted EP/0375724
   Belgium                     88907884.6               Granted EP/0375724
   France                      88907884.6               Granted EP/0375724
   Germany                     88907884.6               Granted EP/0375724
   Great Britain               88907884.6               Granted EP/0375724
   Italy                       88907884.6               Granted EP/0375724
   Luxembourg                  88907884.6               Granted EP/0375724
   Netherlands                 88907884.6               Granted EP/0375724
   Sweden                      88907884.6               Granted EP/0375724
   Switzerland                 88907884.6               Granted EP/0375724
Japan                          507146/88                [*]

                                    EXHIBIT C

                   COUNTRIES OF THE EUROPEAN PATENT CONVENTION

         Austria

         Belgium

         Denmark

         Finland

         France

         Germany

         Greece

         Ireland

         Italy

         Liechtenstein

         Luxembourg

         Monaco

         The Netherlands

         Portugal

         Spain

         Sweden

         Switzerland

         United Kingdom

                                    EXHIBIT D

              ALLERGAN'S PRELIMINARY RESEARCH AND DEVELOPMENT PLAN

                                       [*]

                                    EXHIBIT E

                                       [*]

                                    EXHIBIT F

                              FORM OF PRESS RELEASE

                        Allergan:
                        Investor Relations: Jeff Edwards 714-246-4636 Media Relations: Ira Haskell 714 246-4515
                        XOMA:
                        Ellen Martin 510-644-1170 or 1-800-BIO-XOMA
                        Thomson IR: Juliane Snowden or Tariq Jawad
                        212-510-9346 XOMA home page @
                        http://www.xoma.com

XOMA LICENSES TO ALLERGAN USE OF RECOMBINANT BPI IN
COMBINATION ANTI-INFECTIVE OPHTHALMIC PRODUCTS
Antibiotic-Resistant Bacteria Targeted

Berkeley and Irvine, CA -- June 28, 1999 -- XOMA Ltd. (Nasdaq: XOMA) and Allergan (NYSE: AGN) today announced a licensing agreement under which Allergan will have exclusive rights to use XOMA's recombinant BPI ("rBPI") in combination with other anti-infectives in products to treat ophthalmic infections. BPI, bactericidal/permeability-increasing protein, is a naturally occurring human host-defense protein with multiple anti-infective properties and XOMA's primary drug development platform.

"XOMA's rBPI in combination with Allergan's anti-infectives may offer an important new approach to developing products that meet the clinical need for novel weapons against ophthalmic infections," said David E. I. Pyott, President and Chief Executive Officer of Allergan. "A number of pathogenic bacterial strains are showing increased resistance to currently available antibiotics, creating growing concern among the medical community. Allergan intends to address this need by developing products that make use of rBPI's synergy with antibiotics, including potential use against resistant strains of bacteria."

Under the terms of the agreement, XOMA will receive an upfront payment and additional payments upon achievement of certain milestones totaling $11 million. In addition, Allergan will pay all future development costs for any products developed under this agreement. XOMA will be entitled to future royalties on net sales worldwide of Allergan's anti-infective products that include rBPI. Lastly, the relationship includes a product supply agreement, whereby a XOMA affiliate will manufacture rBPI for Allergan.

"We are pleased to have signed our first rBPI collaboration, and delighted that Allergan is our partner," said Jack Castello, Chairman, President and CEO of XOMA. "Allergan represents an ideal collaborative partner for us in ophthalmology. They have shown a willingness to make a significant financial commitment not only in payments to XOMA, but also in future product development spending. More importantly, they have a track record of developing products that are successful in the marketplace. They have a number of established product lines backed by a solid worldwide marketing and sales infrastructure."

XOMA has been researching ophthalmic applications of BPI since 1995 under its I-PREX(TM) topical rBPI ophthalmic program. Preclinical studies at XOMA originally demonstrated rBPI21's antibacterial and anti-angiogenic activities. Formulations of rBPI21 were also shown to be active in additional studies done in collaboration with Dr. Mark Abelson and associates at the Schepen's Eye Research Institute, an affiliate of the Harvard Medical School. Formulations of rBPI21 have also been shown by XOMA scientists and outside collaborators to act synergistically with all major classes of antibiotics against many strains of antibiotic-resistant bacteria.

XOMA Ltd. develops and manufactures biopharmaceuticals at facilities located in Berkeley and Santa Monica, California. Medical targets include bacterial and fungal infections, infectious complications, such as those that may follow trauma or surgery, immunologic and inflammatory disorders. In addition to its ongoing I-PREX(TM) program, XOMA has several BPI-derived products in development. NEUPREX(R), a systemic anti-infective product is in Phase III trials for two indications. Antifungal (Mycoprex(TM)) and antiangiogenic compounds are in preclinical development. BPI was discovered in white blood cells by Peter Elsbach, MD, and Jerrold Weiss, PhD, at New York University School of Medicine (NYU) in 1978. XOMA has collaborated with NYU since 1991 to extend and apply BPI-related research to pharmaceutical development.

Allergan, headquartered in Irvine, California, is a technology-driven, global health care company, providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in eye care, pharmaceutical, ophthalmic surgical device, over-the-counter contact lens care, movement disorder and dermatological markets that deliver value to customers, satisfy unmet medical needs and improve patients' lives.

Any of the above statements that refer to estimated or anticipated future results, such as statements regarding product development and future product marketing and sales, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements reflect each company's current analysis of existing trends and information. Actual results could differ from current expectations based on a number of factors, including changing competitive, regulatory and market conditions, the timing and uncertainty of the results of both research and development and regulatory processes; uncertainties regarding the legal standards applicable to biotechnology and pharmaceutical patents; actions by the U.S. Food and Drug Administration or the U.S. Patent and Trademark Office; and performance, including the approval, introduction and consumer acceptance, of new products. Actual results could differ materially from those projected in this release. As a result, the reader is cautioned not to rely on these forward-looking statements. Allergan and XOMA each disclaim any intent or obligation to update these forward-looking statements.

Additional information concerning these factors can be found in news releases as well as in each company's public periodic filings with the Securities and Exchange Commission, including XOMA's 1998 Form 10-K and the discussion under the heading "Certain Factors and Trends Affecting Allergan and Its Businesses" in Allergan's 1998 Form 10-K as well as other SEC filings. Allergan's filings are available publicly and upon request from Allergan's Investor Relations
Department: 714-246-4636 or http://www.allergan.com. XOMA's filings are available publicly, at http://www.xoma.com, and upon request from XOMA Investor
Relations: 510 644 1170.